EXHIBIT 6.

    Opinion and consent of Alan Yaeger as to actuarial matters pertaining to the securities being registered

                              AUSA LIFE LETTERHEAD




July 12, 2001




AUSA Life Insurance Company, Inc.
4 Manhattanville Road
Purchase, New York 10577

        RE:    Registration No. 333-61654

Gentlemen:

        This opinion is furnished in connection with the Pre-Effective Amendment No. 1 registration by AUSA Life Insurance Company, Inc. of flexible premium variable life insurance policies ("Policies") under the Securities Act of 1933. The Prospectus included in the Registration Statement on Form S-6 describes the Policies. The forms of Policies were prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereof.

        In my opinion, the illustrations of death benefits, cash values and net surrender values included in the section entitled "Appendix A) - Illustrations" of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies.

        I hereby consent to use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

Very truly yours,



/s/ Alan M. Yaeger
Alan M. Yaeger
Vice President and Actuary